Roomlinx Converts $1.87 Million in Debt to Common Stock
       Conversion Eliminates all of the Company's Convertible Debentures

DENVER, CO - (September 15, 2009) - Roomlinx, Inc. (OTC BB: RMLX), the hospitality in-room expert providing Interactive TV products, today announced the finalization of a $1.87 million debt conversion into common stock on September 9, 2009.

The conversion eliminates all of Roomlinx' Convertible Debt. Pursuant to the Conversion Agreement, all outstanding Debentures in an aggregate principal amount of $1,869,800 were converted into an aggregate of 93,490,000 shares of Roomlinx common stock at a conversion price of $0.02 per share. With the exception of approximately $370,000 of long-term debt, the Company is now debt free.

"We view this as a strong vote of confidence from our investors, which now view Roomlinx as an equity investment", Roomlinx CEO, Mike Wasik, commented.
"Our new equity holders have shown that they have faith in the future of our business and our continued growth plan as our business model and in-room media offering continues to pick up steam. With an improved balance sheet and reduced interest expense going forward, we believe that this transaction will provide us with additional financial flexibility to build our business and improve our value for all shareholders," Mr. Wasik concluded.

For more information on Roomlinx, please visit www.roomlinx.com.

About Roomlinx
Roomlinx is the hospitality in-room expert providing in-room Interactive TV products designed to increase revenues and brand loyalty for hotels, resorts, and other properties, utilizing premium content and applications demanded by today's traveler. For more information about Roomlinx, visit www.roomlinx.com.

CONTACT:
Belinda Banks
SS|PR
(609) 750-9110
belinda@sspr.com

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Safe Harbor Cautionary Statement
Certain statements in this news release, including statements that we "believe,"
 "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans, new products and services and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: the company's successful implementation of the new products and services, demand for the new products and services, the company's ability to successfully compete against competitors offering similar products and services, general economic and business conditions; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the
 Company's Securities and Exchange Commission filings available at http://www.sec.gov, which you should carefully review. Roomlinx does not assume any obligation to update or revise any forward-looking statements, whether as the result of new developments or otherwise.